Exhibit 99.1

Contacts

V.I. Technologies, Inc. (Vitex)

John R. Barr

President

617-926-1551

john.barr@vitechnologies.com

Vitex Reports First Quarter Results for 2005

Watertown, MA (May 11, 2005) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing the next generation of anti-infective products, today announced its financial results for the first quarter ended March 31, 2005.

Vitex closed its merger with Panacos Pharmaceuticals, Inc. (“Panacos”) on March 11, 2005. For accounting purposes, the transaction is considered a “reverse merger” under which Panacos is considered the acquirer of Vitex. Accordingly, the purchase price was allocated among the fair value of the assets and liabilities of Vitex, while the historical results of Panacos are reflected in the results of the combined company and used for comparison to current financial results.

For the first quarter of 2005, Vitex reported a net loss of $36.7 million or $3.66 per share versus a net loss of $2.0 million or $4.66 per share for the first quarter of 2004. Weighted average shares used in the calculation were approximately 10 million for the quarter ending March 31, 2005 and 0.44 million for the quarter ending March 31, 2004. Actual shares outstanding for Vitex as of March 31, 2005 were 38.2 million. Non-cash charges associated with the merger accounted for $32.7 million of the net loss in the first quarter of 2005.

Revenue from research funding increased from $0.2 million in the first quarter of 2004 to $0.45 million in the first quarter of 2005, reflecting higher grant revenue from NIH for the development of PA-457 and the development of other anti-viral therapeutics.

Research and development spending in the first quarter of 2005 increased to $4.3 million from $1.5 million in the first quarter of 2004. The majority of the increase was attributable to PA-457 advancing into Phase 2 clinical studies and the expenses associated with preparing for later stage trials of PA-457, including long term toxicology studies and development and manufacture of a tablet form of the product candidate. Spending also increased on pre-clinical programs designed to expand the Company’s pipeline of anti-HIV therapeutics. The Company also recorded a one-time charge of $0.6 million to reflect the acceleration of certain options for Panacos employees as a result of the merger.

General and administrative spending in the first quarter of 2005 increased to $1.4 million from $0.4 million in the first quarter of 2004. Approximately half of the increase is due to adding the public company infrastructure of Vitex as a result of the merger. The other portion of the increase was due to a non-cash charge recorded by the Company to accelerate certain options of Panacos employees as a result of the merger.

In addition to the charges associated with the acceleration of Panacos options, there were two significant non-cash charges totaling $31.5 million included in the quarter ending March 31, 2005 as a result of the merger. Vitex expensed $19.4 million for in-process research and development. The Company also recorded an impairment charge of $12.1 million in tangible and intangible assets. The charge reflects the portion of the purchase price allocated to tangible and intangible assets that exceeded the fair value of those assets as determined by an analysis conducted by the Company following the merger in accordance with SFAS No. 144.

Unrestricted cash and cash equivalents were $20 million at March 31, 2005 versus $4.9 million at December 31, 2004. On March 11, 2005, the Company closed a private placement of common stock and warrants to purchase common stock from a group of investors that raised gross proceeds of $20 million. Subsequent to the end of the quarter, on April 29, 2005, Vitex closed a rights offering of the Company’s common stock to Vitex shareholders of record as of March 9, 2005. Vitex issued approximately 1.23 million shares and raised gross proceeds of approximately $2.5 million in the rights offering.

“The highlight of our first quarter was the closing of the transformational merger with Panacos Pharmaceuticals,” said Dr. Samuel Ackerman, Chairman and CEO of Vitex. “We are particularly excited about the continuing progress of PA-457, our lead anti-HIV drug candidate that has advanced in less than one year into Phase 2 trials. Our proof of principle Phase 1/2 study of PA-457 recently indicated that PA-457 has therapeutic activity in patients infected with either drug-sensitive or drug-resistant HIV strains. We look forward to the results of our ongoing Phase 2a study later this year.”

PA-457 is the first in a new class of oral HIV therapeutics discovered by Vitex scientists called maturation inhibitors. By targeting a novel step in the virus life cycle, maturation inhibitors are designed to combat HIV strains that are resistant or sensitive to existing classes of drugs in an oral dosage form.

Dr. Ackerman further commented, “We ended the first quarter with a strengthened balance sheet as a result of the private placement we closed at the time of the merger. Our cash on hand at the end of the first quarter combined with the proceeds of the rights offering should be sufficient to fund our operations into Q1 of 2006 with the results of the Phase 2a study expected later this year.”

Highlights for Q1 2005 include:

•	Vitex closed the merger with Panacos Pharmaceuticals on March 11, 2005 and a private placement of common stock and warrants to purchase common stock which raised gross proceeds of $20 million.

•	The Company continued enrollment in a Phase 2a study at multiple clinical sites in the U.S. This study in which PA-457 is administered to HIV-infected patients once daily for ten days is expected to enroll 32 patients with results expected in the mid-2005.

•	The promising results of a recently completed Phase 1/2 study of PA-457 were presented on February 25, 2005 at the 12th Conference on Retroviruses and Opportunistic Infections in Boston. The Company also reported the results from a Phase 1b study of PA-457 which the Company believes to support a once daily oral dosing regimen as well as the safety and tolerability of this first-in-class HIV drug.

•	In early January the Company reported that the FDA granted Fast Track status to PA-457.

•	Following the merger and associated financing, the Company regained full compliance with NASDAQ requirements for continued listing.

Vitex will hold a conference call today to discuss the first quarter results at 8:30 AM (EDT). The conference call may be accessed by dialing 800-540-0559 (domestic) or 785-832-1508 (international). A replay of the conference call will be available for 48 hours and may be accessed by dialing 800-938-1594 (domestic) or 402-220-1543 (international).

About Vitex

Vitex is developing the next generation of anti-infective products. The Company is engaged in the discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Vitex’s proprietary discovery technologies and lead therapeutic candidate PA-457 focus on novel targets in the virus life cycle, including virus fusion and virus maturation. The Company’s separate INACTINE™ technology is designed to inactivate a wide range of viruses, bacteria and parasites in blood products, and has demonstrated its ability to remove prion proteins. The Company’s clinical development program for INACTINE has been suspended while the Company continues to address issues relating to immune responses observed in certain patients in Phase 3 clinical trials. For more information on Vitex, please visit our web site at: http://www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as the progress of clinical development of PA-457 and the timing of results of clinical trials, the execution of the Company’s financing plans, the timely availability of new products, the Company’s ability to execute plans to resume its clinical trial program for the INACTINE viral inactivation system for red blood cells, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products, the Company’s ability to complete product development collaborations and other strategic transactions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

(Financial tables follow)

V.I. TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended
	March 31, 2005	March 31, 2004
Revenues:
Research funding	$453	$224

Operating expenses:
Research and development costs	4,290	1,499
General and administrative expenses	1,371	402
In-process research and development	19,417	—
Impairment charge	12,123	—

Total operating expenses	37,201	1,901

Loss from operations	(36,748)	(1,677)

Interest (income) expense, net	(27)	118
Other (income) expense, net	(22)	—

Net loss	(36,699)	(1,795)

Accretion of preferred stock dividends	—	244

Net loss available to common stockholders	$(36,699)	$(2,039)

Basic and diluted net loss per share	$(3.66)	$(4.66)

Weighted average shares used in calculation of basic and diluted net loss per share	10,027	438

V.I. TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2005	December 31, 2004
Cash	$20,045	$4,879
Restricted cash	796	125
Other current assets	1,220	342
Property and equipment, net	3,074	310
Intangible asset, net	1,385	—
Other assets	313	675

Total assets	$26,833	$6,331

Accounts payable and accrued expenses	$6,665	$2,614
Deferred rent	88	81
Term debt obligations	1,329	164
Redeemable preferred stock	—	29,918
Stockholders’ equity	18,751	(26,446)

Total liabilities, redeemable preferred stock and stockholders’ equity	$26,833	$6,331